EXHIBIT 99.1

May 13, 2009

Via Federal Express

Mr. Gabriel Brener
Brener International Group, LLC
421 North Beverly Drive, Suite 300
Beverly Hills, CA 90213-3119

Re: Your Letter dated April 28, 2009

Dear Mr. Brener:

I am in receipt of your letter to Santanu dated April 28, 2009 and am responding on behalf of the Board of Directors of TranSwitch Corporation.

First, I would like to provide you with additional information with respect to last year’s 2008 Equity Incentive Plan.  Per the 2008 plan, 15 million shares were approved for our normal course of business grants and did not contemplate the acquisition of Centillium.

In conjunction with this acquisition, we issued 8.2 million options and shares of restricted stock to replace preexisting Centillium equity incentive grants and this should not be considered to be incrementally dilutive.  Most of these options have strike prices very significantly above our current share price and any potential dilution would not come into play except at far higher share prices.

Currently, we have only 4.3 million equity units available for grant under the plan and we feel this to be insufficient to attract, retain, and motivate employees for a two to three year timeframe.  The current proposal requests authorization for an additional 10.6 million shares.

You note that our performance has been “dismal.”  Frankly, we wholeheartedly agree, and to that end we have instituted some significant changes over the past year.

•	In 2008 we added five new directors to our board. Three of these independent directors were proposed to us by our shareholders.

•
Effective with the upcoming 2009 annual meeting, three of our long-time directors will be stepping down to bring the Board back to a more reasonable size.   Of course, we believe the nominated board brings a fresh, active focus to the Board with a focus on creating shareholder value.

•
Despite the overall economy, we believe that 2008 was a very positive year for TranSwitch, and our transformation is increasingly evident in our financials.  We reported a 90% increase in revenues for the first quarter of 2009, aided by our acquisition of Centillium.  We also dramatically lowered expenses—so much so that, despite our acquisition of a similarly-sized company, our going forward operating expenses are forecasted to be lower than prior to the acquisition.

The past year, we have all witnessed incredible volatility in the financial markets, and TranSwitch has changed its strategy accordingly.  We have reduced our investment in long-cycle development projects and are focused on quicker time-to-money projects.  In addition to this development strategy, we believe that the products already in our arsenal will provide steady and growing streams of revenue once the economy stabilizes and should ultimately, finally reward our stakeholders.

Toward this point, we understand your concern with potential dilution and the board shares this concern; however, the record shows that TranSwitch has been a highly conservative issuer of options and equity linked incentive compensation.  For example, over the past two years, our option “burn rate” as defined by Institutional Shareholder Services (ISS), the largest proxy advisory service, has averaged just 2.2%.  By comparison, ISS’s recommended “upper limit” for companies such as ours is 6.8%, which is also close to the average of four publicly traded comparables similar to us.

Your frustration with the performance of our company and its board of directors is understandable given our recent track record.  However, I encourage you to review our proposal for the board of directors for 2009.   It should be noted that our going-forward board will be significantly different than the board prior to 2008.  The new board of directors has a significant financial interest in the firm, both direct and indirect.  Furthermore, I personally have made significant direct purchases of stock at prices significantly higher than the current market value and believe that the full board and I are more aligned with the interests of all of our shareholders. Our shareholder interests are and will be the driving force behind our decision-making.

Both the management and the new board have worked very diligently over the past year, and we are proud of our accomplishments.  We acquired Centillium and reduced our expenses dramatically.  We are close to break-even and have held revenues steady through the worst business environment of the last thirty-five years.

TranSwitch's success, of course, requires talented people.  Our employees have remained loyal during difficult times, but without retention and performance incentives continued perseverance of key talent cannot be guaranteed.  In our judgment, an equity incentive plan which permits the grant of options, stock awards and stock purchase rights is necessary to attract and retain the necessary talent.

 In summary, our ineffective results, along with the share valuation impact,  is painfully understood.  Regardless of the reason, our design wins for network upgrades have been delayed with the resulting unfortunate impact to the company and ultimately the shareholder.  However, we remain confident in the carrier deployments we have discussed publicly and in our positioning which we expect to provide the base for participating in the long-awaited significant telecommunications upgrade cycle.  Retained and motivated employees will be a part of our successful product deployments and we request your concurrence and understanding of this important ingredient.

Again, thank you for your counsel and for your commitment to TranSwitch.

Sincerely,

/s/ Gerald Montry

Gerald Montry
Chairman of the Board of Directors
TranSwitch Corporation